Computershare

Transfer Agency and Service Agreement

Between

Cardone Equal Opportunity Fund 2, LLC

and

Computershare Trust Company, N.A.

and

Computershare Inc.

THIS TRANSFER AGENCY AND SERVICE AGREEMENT, effective as of March 4 __, 2022 ("**Effective Date**"), is by and between Cardone Equal Opportunity Fund 2, LLC, a limited liability company, having its principal office and place of business at 18909 NE 29th Ave., Aventura, FL 33180 ("**Company**"), and Computershare Inc., a Delaware corporation ("**Computershare**"), and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company ("**Trust Company**", and together with Computershare, "**Agent**"), each having a principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021.

WHEREAS, Company desires to appoint Trust Company as its sole transfer agent and registrar for the Shares;

WHEREAS, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. <u>CERTAIN DEFINITIONS</u>.

1.1 "**Account**" means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2 "**Agreement**" means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 "**Confidential Information**" means any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

1.4 "**Services**" means all services performed or made available by Agent pursuant to this Agreement.

1.5 "**Share**" means Company's A Units, par value $100 per share, and Company's B Units, par value $0 per share, authorized by Company's Operating Agreement, and other classes of Company's shares to be designated by Company in writing and which Agent agrees to service under this Agreement.

1.6 "**Shareholder**" means a holder of record of Shares.

1.7 "**Shareholder Data**" means all information maintained on the records database of Agent concerning Shareholders.

2. **APPOINTMENT OF AGENT**.

2.1 Appointments. Company hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Company under this Agreement, and Trust Company and Computershare accept the respective appointments.

2.2 Documents. In connection with the appointments herein, Company has provided or will provide the following appointment and corporate authority documents to Agent:

- (a) Board resolution appointing Trust Company as the transfer agent;
- (b) If applicable, specimens of all forms of outstanding Share certificates, in forms approved by the Board of Directors of Company, with a certificate of the Secretary of Company as to such approval;
- (c) Board resolution and/or certificate of incumbency designating officers or other designated persons of Company authorized to sign written instructions and requests and, if applicable, Share certificates, in connection with this Agreement (each an "**Authorized Person**");
- (d) An opinion of counsel for Company addressed to both Trust Company and Computershare stating that:
  - (i) Company is duly organized, validly existing and in good standing under the laws of its state of organization;
  - (ii) All Shares issued and outstanding on the date hereof were issued as part of an offering that was registered under the Securities Act of 1933, as amended ("**1933 Act**") and any other applicable federal or state statute or that was exempt from such registration;
  - (iii) All Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and non-assessable; and
  - (iv) The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Company and is valid and effective.
- (e) A certificate of Company as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options;
- (f) A completed Internal Revenue Service Form 2678;
- (g) A completed Form W-8 or W-9, as applicable; and
- (h) Share valuation, consisting of the dollar price per Share in US dollars, as of the Effective Date, annually thereafter, and at any other time upon the request of Agent.

In addition, upon any future original issuance of Shares for which Agent will act as transfer agent hereunder, Company shall deliver an opinion of counsel for Company addressed to both Trust Company and Computershare stating that such Shares (i) have been issued as part of an offering that was registered under the 1933 Act and any other applicable federal or state statute, or that was exempt from such registration, and (ii) are duly authorized, validly issued, fully paid and non-assessable.

2.3 Records. Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents which have been employed by Company or any of its agents and which are certified to be true, authentic and complete. Agent shall keep records relating to the Services, in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry. Agent agrees that all such records prepared or maintained by it relating to the Services are the property of Company and will be preserved, maintained and made available in accordance with the requirements of law and Agent's records management policy, and will be surrendered promptly to Company in accordance with its request subject to applicable law and Agent's records management policy.

2.4 Shares. Company shall, if applicable, inform Agent as soon as possible in advance as to: (a) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share of any legend restricting the transfer of such Shares (which may be subject, in the case of removal of any such legend, to delivery of a legal opinion in form and substance acceptable to Agent), or the substitution for such Share of a Share without such legend; (b) any authorized but unissued Shares reserved for specific purposes; (c) any

outstanding Shares which are exchangeable for Shares and the basis for exchange; (d) reserved Shares subject to option and the details of such reservation; (e) any Share split or Share dividend; (f) any other relevant event or special instructions which may affect the Shares; and (g) any bankruptcy, insolvency or other proceeding regarding Company affecting the enforcement of creditors' rights.

2.5 Share Certificates. If applicable, Company shall provide Agent with (a) documentation required to print on demand Share certificates, or (b) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6 Company Responsibility. Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

2.7 Scope of Agency.

(a) Agent shall act solely as agent for Company under this Agreement and owes no duties hereunder to any other person. Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Agent.

(b) Agent may rely upon, and shall be protected in acting or refraining from acting in good faith reliance upon, (i) any communication from Company, any predecessor transfer agent or co-transfer agent or any registrar (other than Agent), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed in good faith by Agent to be genuine and to have been signed or given by the proper party or parties; (iii) any guaranty of signature by an "eligible guarantor institution" that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable "signature guarantee program" or insurance program in addition to, or in substitution for, the foregoing; or (iv) any instructions received through Direct Registration System/Profile. In addition, Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c) From time to time, Company may provide Agent with instructions concerning the Services. Further, Agent may apply to any Authorized Person for instruction, and may consult with legal counsel for Company with respect to any matter arising in connection with the Services. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company under Section 6.2 of this Agreement for any action taken or omitted by Agent in good faith reliance upon any Company instructions or upon the advice or opinion of such counsel. Company shall promptly provide Agent with an updated board resolution and/or certificate of incumbency regarding any change of authority for any Authorized Person. Agent shall not be held to have notice of any change of authority of any Authorized Person, until receipt of written notice thereof from Company.

(d) Compliance with Laws. Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

3. STANDARD SERVICES.

3.1 Share Services. Agent shall perform the Services set forth in the Fee and Service Schedule ("**Fee and Service Schedule**") attached hereto and incorporated herein. Further, Agent shall issue and record Shares as authorized, hold Shares in the appropriate Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2 Replacement Shares. Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Agent that such certificates have been acquired by a bona fide purchaser. Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity. Agent may, at its sole option, accept indemnification from Company to issue replacement

Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond. Agent shall charge Shareholders an administrative fee for replacement of lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. Agent may receive compensation, including in the form of commissions, for services provided in connection with surety programs offered to Shareholders.

3.3 Internet Services. Agent shall make available to Company and Shareholders, through its web sites, including but not limited to www.computershare.com (collectively, "**Web Site**"), online access to certain Account and Shareholder information and certain transaction capabilities ("**Internet Services**"), subject to Agent's security procedures and the terms and conditions set forth herein and on the Web Site. Agent provides Internet Services "as is," on an "as available" basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.4 Proprietary Information. Company agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Company by Agent as part of the Services are under the control and ownership of Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, "**Proprietary Information**"). Shareholder Data is not Proprietary Information. Company agrees that Proprietary Information is of substantial value to Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 8 of this Agreement. Company shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

4. FEES AND EXPENSES.

4.1 Fee and Service Schedules. Company agrees to pay Agent the fees and expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule. At least sixty (60) days before the expiration of the Initial Term (as defined below) or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a new fee schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

4.2 Out-of-Balance Conditions. If any out-of-balance condition caused by Company or any of its prior agents arises during any term of this Agreement, Company will, promptly upon Agent's request, provide Agent with funds or shares sufficient to resolve the out-of-balance condition.

4.3 Invoices. Company agrees to pay all fees and expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, Company must promptly notify Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute. Company shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

4.4 Late Payments.

(a) If any undisputed amount in an invoice of Agent is not paid within 30 days after the date of such invoice, Agent may charge Company interest thereon (from the due date to the date of payment) at a monthly rate equal to one and a half percent (1.5%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b) The failure by Company to (i) pay the undisputed portion of an invoice within 90 days after the date of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach of this Agreement by Company. Notwithstanding terms to the contrary in Section 9.2 below, Agent may terminate this Agreement for such material breach upon providing Company with thirty (30) days' written notice, which may be sent via e-mail, and shall not be obligated to provide Company with 30 days to cure such breach for a failure under Section 4.4(b)(i), but shall allow 30

days to cure once each calendar year for a failure under section 4.4(b)(ii).

4.5 Transaction Taxes. Company is responsible for all taxes, levies, duties, and assessments levied on Services purchased under this Agreement (collectively, "**Transaction Taxes**"). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Company for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of Services. Company shall pay such Transaction Taxes according to the terms in Section 4.3. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Company. To the extent that Company provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Company, invoices issued for Services provided after Computershare's receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare's personnel, and taxes based on Computershare's net income or gross revenues relating to Services.

5. REPRESENTATIONS AND WARRANTIES.

5.1 Agent. Agent represents and warrants to Company that:

(a) Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b) Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent's incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

5.2 Company. Company represents and warrants to Agent that:

(a) Governance. It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has full power, authority and legal right to enter into and perform this Agreement;

(b) Compliance with Laws. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (iii) Company's incorporation documents or by-laws, (iv) any material agreement to which Company is a party, or (v) any applicable stock exchange rules;

(c) Securities Laws. Registration statements under the 1933 Act and the Securities Exchange Act of 1934, as amended ("**1934 Act**") have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; Company will immediately notify Agent of any information to the contrary;

(d) Shares. The Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, will be duly authorized, validly issued, fully paid and non-assessable; and

(e) Facsimile Signatures. The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Company and is valid and effective.

6. INDEMNIFICATION AND LIMITATION OF LIABILITY.

6.1 Liability. Agent shall only be liable for any loss or damage determined by a court of competent jurisdiction to be a result of Agent's gross negligence or willful misconduct; provided that any liability of Agent will be limited in the aggregate to the ongoing account management fees paid hereunder by Company to Agent during the twelve (12) months immediately preceding the event for which recovery from Agent is being sought.

6.2 Indemnity. Company shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, "**Losses**") made by third parties against Agent arising out of or attributable to Agent's duties under this Agreement or this appointment, including the reasonable costs and expenses of Agent's defending itself against any Loss or enforcing Company's obligations to Agent under this Agreement, except for any liability of Agent as set forth in Section 6.1 above.

7. DAMAGES. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

8. CONFIDENTIALITY.

8.1 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party's prior consent. However, each party may disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 8.

8.2 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for Shareholder records pursuant to subpoenas from state or federal government authorities (*e.g.*, probate, divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

8.3 Unauthorized Disclosure. As may be required by law and without limiting any party's rights in respect of a breach of this Section 8, each party will promptly:

(a) notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party;
(b) furnish to the other party full details of the unauthorized possession, use or disclosure; and
(c) use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

8.4 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 8.

9. TERM AND TERMINATION.

9.1 Term. The initial term of this Agreement shall be two (2) years from the Effective Date ("**Initial Term**") unless terminated pursuant to the provisions of this Section 9. This Agreement will renew automatically from year to year (each a "**Renewal Term**"), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect. If Company completes a registered initial public offering ("**IPO**") while this Agreement is in effect, this Agreement will continue in full force and effect in accordance with its terms; provided, however, that in advance of the effective date of the IPO, the parties will mutually agree upon any additional services or fees that may apply to the Agreement in connection with and/or upon the effectiveness of such IPO.

9.2 Termination for Cause. This Agreement may be terminated at any time by any party (i) upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within thirty (30) days after receipt of written notice thereof from the terminating party or (ii) if any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against any other party, such other party shall become insolvent or shall cease paying its obligations as they become due or such other party shall make any assignment for the benefit of its creditors.

9.3 Fees and Expenses. Upon termination or expiration of this Agreement for any reason, Company shall pay to Agent on or before the effective date of such termination or expiration (a) all fees and expenses due and payable to Agent up to and including the date of such termination or expiration, and (b) in connection with the movement of records, materials, and services to Company or the successor agent, (i) all reasonable expenses and (ii) a conversion fee of $500 for all of the standard conversion services listed on the attached Exhibit A to this Agreement. In the event any of the extended conversion services listed on Exhibit A are requested by Company, the fee for each extended conversion service will be by appraisal.

9.4 Early Termination. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated prior to the expiration of the then-current term (a) by Company for any reason other than pursuant to Section 9.2 above, including but not limited to, Company's liquidation, acquisition, merger or restructuring, or (b) by Agent pursuant to Section 9.2 above, then, in addition to the payments required in Section 9.3 above, Company shall pay to Agent all fees accelerated through the end of, and including all months that would have remained in, the then-current term at the time of termination. Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date. If Company does not provide notice of early termination within the time period referenced in Section 9.1 above, Agent shall make a good faith effort, but cannot guarantee, to convert Company's records on the date requested by Company.

10. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Agent without the written consent of the other, such consent not to be unreasonably withheld; provided, however, that Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

11. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

11.1 Subcontractors. Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (*e.g.*, lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions under this Agreement.

11.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 11.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such company, Agent exercised due care in selecting the same.

12. MISCELLANEOUS.

12.1 Notices. Any notice or communication by Agent or Company to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other's address:

If to Company:

Cardone Equal Opportunity Fund 2, LLC
Attn: Cardone Capital LLC
Chief Financial Officer
18909 NE 29th Ave
Aventura, FL 33180

If to Agent:

Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attn: General Counsel

12.2 No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

12.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of Company or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

12.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Company.

12.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.6 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

12.7 Force Majeure. Notwithstanding anything to the contrary contained herein, Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

12.8 Business Continuity Plan. Agent shall maintain plans for business continuity, disaster recover, and backup capabilities and facilities to ensure Agent's continued performance of its obligations under this Agreement including, without limitation, loss of production, loss of systems, loss of equipment, failure of carriers and the failure of Agent's or its critical supplier's equipment, computer systems or business systems ("Business Continuity Plan"). Such Business Continuity Plan shall include, but not be limited to, testing, accountability and

corrective actions designed to be promptly implemented, if necessary. Agent agrees to provide a summary of such Business Continuity Plan or program to Company upon request. Agent shall test its Business Continuity Plan a minimum of once each calendar year and, upon Company's request, shall provide Company with an attestation letter concerning the test results.

12.9 Publicity and Use of Name. Company shall not issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of Agent, which may be withheld in its sole discretion. Agent may use Company's name, trade name, trademarks or service marks (registered or unregistered) in advertisements and other marketing materials, in its customer lists, as required by law or regulation, or as required to provide the Services under this Agreement, and Company may publicly identify Agent as Company's transfer agent, including in correspondence with Shareholders, in filings under the 1933 and 1934 Act and on Company's website.

12.10 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

12.11 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

12.12 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

12.13 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

12.14 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12.15 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

12.16 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.

Computershare Inc. and
Computershare Trust Company, N. A.

On Behalf of Both Entities:

By:______________________________
Name: ____________________________
Title: ____________________________

Cardone Equal Opportunity Fund 2, LLC
By Cardone Capital LLC
Manager

By: ____________________________
Name: Grant Cardone
Title: Managing Member

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]

Exhibit A
Standard and Extended Conversion Services

Termination Phase	Standard Services. $500.00 Minimum Fee Per Termination	Extended Services. By appraisal for each of the individual Services listed below.
Test of Conversion Services	• Not applicable	• Test full audit extracts files (which are either transmitted to the agent or copied on to a protected CD); test Full Registered List, all classes Opened and/or Closed • Additional test audit extracts (includes all shareholder details. Control totals & codes sent w/extracts) • Test separate exchange lists for each class • Test certificate stop list • Test certificate legend list • Test RPO accounts • Test full transactions lists • Test ACH debit list including plan shares and reinvestment code • Test ACH credit list and secondary address list
Final Conversion Services	• Full audit extracts • Full registered list opened and closed • Certificate stop list • Certificate legend list • RPO accounts • End of year tax report* • Parallel processing for up to 4 days • Communications with new agent as applicable	• Separate exchange lists for each class • Full transactions list • ACH Debit including plan shares and reinvestment code* • ACH Credit list and secondary address list* • 1099D detailed report* • 1042S detailed report* • Parallel processing for more than 4 days (each additional day is considered one extended service)

Post Conversion Services	• Certification letter
	• Due Diligence statement
	• 3 months post conversion
	    • Check extract files
	    • Check reports
	    • Check reports and extracts to CDs
	• Communications with new agent as applicable
		• Not applicable

* Not applicable to terminations for non-dividend payers.

FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES
between
Cardone Equal Opportunity Fund 2, LLC
and
COMPUTERSHARE INC.
and
COMPUTERSHARE TRUST COMPANY, N.A.

This Fee and Service Schedule ("**Schedule**") is by and between Computershare Inc. ("**Computershare**") and Computershare Trust Company, N.A. ("**Trust Company**") (collectively, "**Agent**") and Cardone Equal Opportunity Fund II, LLC ("**Company**"), whereby Agent, Computershare, or Trust Company, as applicable, will perform the following services for Company. This Schedule is an attachment to the Transfer Agency and Service Agreement between Agent and Company effective as of March 4, 2022 ("**Agreement**"). Terms used, but not otherwise defined in this Schedule, shall have the same meaning as those terms in the Agreement.

1. TERM

The fees set forth in this Schedule shall be effective for a period of **two (2) years**, commencing from the effective date of March 4, 2022 ("**Initial Term**"). If no new fee schedule is agreed upon prior to a Renewal Term, provided that service mix and volumes remain constant, the fees listed in the Schedule shall be increased by the accumulated change in the National Employment Cost Index for Service Producing Industries (Finance and Insurance) for the preceding years of the expiring term, as published by the Bureau of Labor Statistics of the United States Department of Labor. Fees will be increased on this basis for each successive Renewal Term.

2. FEES

<u>Account Maintenance</u>

• Up to 250 holder accounts	$208.33 per month
• From 251 to 1000 holder accounts	$350.00 per month
• From 1,001 to 5000 holder accounts (annual fee/monthly billing)	$3.50 per account
• From 5,001 to 15,000 holder accounts (annual fee/monthly billing)	$3.25 per account
• From 15,001 to 25,000 holder accounts (annual fee/monthly billing)	$3.00 per account

<u>Initial Setup</u> — $1,500.00 one-time setup fee

- One-time initial setup for the Company profile on SCRIP, including initial private offering/initial capital raising event
- Setup of Company level capital structure
- Create Shareholder Account records

<u>Subsequent Setup</u> — $500.00 per class or event

- Creation of additional security class profile:
  - Additional private offering or new security class to be added to an existing issuer or subsequent capital raising event
  - At Company request, add prior Shareholder records from previous capital raising events

* If the average volume of transactions or inquiries significantly increases during the term of this Agreement, as a result of outside factors or unforeseen circumstances for which Agent is not the proximate cause, Agent and Company shall negotiate an additional fee.

<u>Certified Lists</u>

• Standard lists and/or reports available through Issuer Online	Included
• Ad-hoc manual report available upon request	$150.00 per report

Direct Filing of Unclaimed Property

- Annual administration fee — $1,500.00
- Due Diligence — $4.00 per Account
- State report fee — $125 per positive report
- Negative (nil) report fee — $25 per negative report Max $500/year
- Account processed — $1.25 per Account escheated

Lost Shareholder Search Services

- SEC Electronic Database Search — $2.00 per Account searched

Tax Reporting

- $3,500 Annual Administration Fee
- $1.50 per 1099 DIV issued
- $10.00 per corrected 1099
- $200.00 per hour/Additional programming/customization (if applicable)

3. SERVICES

Administrative Services

- Assign relationship manager

Account Maintenance

- Maintain Shareholder Accounts (additional Accounts to be billed as indicated in this fee schedule
- Create new Shareholder Accounts
- Post and acknowledge address changes
- Process other routine file maintenance adjustments
- Post all transactions to the Shareholder file
- Provide confirmation of authorized and issued capital amounts to Company, upon request
- Perform OFAC (Office of Foreign Asset Control) and Patriot Act reporting
- Obtain tax certifications for companies who are tax resident in the United States
  - If Company is tax resident in a country other than the United States, Company shall advise Agent. Additional fees may apply under such circumstance.

Share Issuance/Transfer of Ownership

- Issue, cancel and register Shares (certificate issuances, if applicable, may be subject to Shareholder-paid additional fees)
- Process transfers as appropriate
- Replace lost, stolen or destroyed certificates in accordance with UCC guidelines and Agent policy (subject to Shareholder-paid fee and bond premium)
- Place, maintain and remove stop-transfer notations
- Transfer of ownership of restricted Shares, $150.00 to be billed to Shareholder

Investor Center (optional)

- Provide availability to "Investor Center" which provides Shareholder Account information, transaction capabilities, downloadable forms, and FAQs
- Document storage for statements and tax forms (if applicable)
- Shareholders are alerted to vote their proxy if a Shareholder meeting is in progress*
- Link for Shareholder to access voting site for any Company meeting*

*Only applicable if Agent provides Shareholder meeting services

Issuer Online

- Provide availability to "Issuer Online," which provides access to Company and Shareholder information administered by Agent, which permits data management including accessing standard reports such as Top 10 - 200 Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range
- Setup and activation of Issuer Online
- Create and distribute login credentials for Company's authorized contacts
- Provide on-demand reporting to allow Company to generate non-standard reports at Agent's standard fee for such reports

Tax Reporting

- Prepare and file federal information returns (Form 1099) of dividends paid in a year
- Prepare and file state information returns of dividends paid in a year to Shareholders resident within such state
- Prepare and file annual withholding return (Form 1042) and payments to the government of income taxes withheld from non-resident aliens
- Coordinate the mailing of Form 1099 to Shareholders
- Coordinate the email notification to Shareholders of the online availability of Form 1099
- Report taxes withheld, including additional Form 1099 reporting requirements, to the Internal Revenue Service

International Currency Exchange

Computershare may, at its option, offer a currency conversion service ("**ICE Service**") to certain Shareholders whereby any such Shareholder can elect to receive payments in a currency other than U.S. Dollars. The ICE Service is voluntary and will only be provided to a Shareholder who selects such ICE Service and who agrees to the ICE Service terms and conditions. Agent shall charge a processing fee to the Shareholder and may receive compensation from the currency conversion service provider. Company will not incur fees resulting from the ICE Service.

Stand-alone Tax Reporting (if company paying dividend distributions)

- Tax reporting for all holders of Shares excluding DTC ("Common Holders") based on a file to be provided by Company
- Company will provide a spreadsheet in an agreed upon format detailing dividend payment data for Common Holders to be reported.
- Computershare will use the data and instructions provided by Company to create Forms 1099-Div and perform filings with IRS on the Company's behalf.
- Computershare will provide a copy of the tax forms to the Company for review and approval prior to mailing.
- Computershare is only acting as tax reporting agent, and is not responsible for any other services in connection with the dividend payments to PFD Holders, such as tax withholding or dividend payment calculation.

Direct Filing of Unclaimed Property

- Coordinate the mailing of due diligence notices to all qualifying Shareholder Accounts as defined by the state filing matrix
- Process responses to due diligence notices and reissue uncashed checks to Shareholders, as applicable
- Prepare and file required preliminary and final unclaimed property reports
- Prepare and file checks/wires for each state covering unclaimed funds as per state requirements
- Issue and file stock/stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying Share positions
- Retain, as required by law or otherwise, records of property escheated to the states and respond, after appropriate research, to Shareholder inquiries relating to same

Lost Shareholder Search Services

- Identify Accounts eligible for SEC Mandated Searches
- Perform electronic database searches in accordance with SEC requirements
- Update new addresses provided by search firm
- Send verification form to Shareholder to validate address
- Reissue unclaimed property held to Shareholders upon receipt of signed verification form

4. Expenses

Company will be responsible for expenses associated with the Services listed in Section 3 of this Schedule, as applicable, including but not limited to, charges for print/mail (paper, imaging, enclosing, envelopes, sorting, delivery/postage), eDelivery, and DTC transactions.

Postage expenses in excess of $5,000 for Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $5,000 will be billed as incurred.

An Out of Pocket expense with regard to programming for an automated File Exchange Protocol with an outside Portal will be assessed and billed by appraisal – if applicable.

5. Billing Definition of Number of Accounts

For billing purposes, the number of Accounts will be based on open Accounts on file at the beginning of each billing period, plus any new Accounts added during that period. An open Account shall mean the Account of each Shareholder which Account shall hold any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

6. Additional Services and Fees

Company will be responsible for payment for services not specifically listed in Section 3 but related to the services listed in Section 3 of this Schedule or in the Agreement, as applicable based on usage, including but not limited to, record retention, telephone line charges, RPO re-mails, courier services, freight, NCOA searches, exchange and broker fees, online knowledge-based authentication for Investor Center users, Investor Center PIN letters, certificate mailing, and responses to subpoenas.

Services such as the payment of a stock dividend, a stock split, a corporate reorganization, mass issuance, or an unvested stock program; audit services; regulatory reports; services provided to a vendor of Company; services related to special meetings; Notice and Access Services; or any services associated with a special project are subject to additional fees.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Schedule shall not be a part of the Services and may be subject to additional fees.

Company will be responsible for overtime charges assessed in the event of a late delivery to Agent of Company material for mailings to Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases.

7. Assumptions

- Shareholder servicing performed via Investor Center
- Company servicing performed via Issuer Online
- Call center support available, if applicable, for additional fee

- Company will admit investors quarterly and Computershare will receive a Mass Issuance File (in a format that we provide) to load to our record keeping platform
- Computershare does not perform KYC on individual investors
- Company will calculate and upload a csv or excel file with the dividend amount for each investor and send payment file to Computershare.
- Shareholder accounts tied to specific Custodians will have an identicator flag noting such
- It is anticipated that Cardone REIT I, LLC will be a $75 million fund with about 5,000 investors.

(Remainder of page left intentionally blank)

In WITNESS WHEREOF, each of the parties hereto has caused this Schedule to be executed by one of its officers thereunto duly authorized, all as of the effective date hereof.

Computershare Inc.
Computershare Trust Company, N. A.

On Behalf of Both Entities:

By:____________________________

Name: ____________________________

Title: ____________________________

Cardone Equal Opportunity Fund 2, LLC

By:____________________________

Name: Grant Cardone

Title: Managing Member

[SIGNATURE PAGE TO FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES]

crowdengine

Master Service Agreement

Customer Full Legal Name: Cardone Real Estate Acquisitions
Customer Address: 18909 NE 29th Avenue Aventura, FL 33180

This Master Subscription Services Agreement is between Crowd Engine, Inc., a Delaware corporation with its principal place of business at 4770 South 900 East, Suite 200, Salt Lake City, UT 84117 ("CrowdEngine"), and the Customer named above ("Customer"). This Agreement is effective as of the last date beneath the parties' signatures below (the "Effective Date").

CrowdEngine provides crowdfunding solutions through which CrowdEngine's customers can operate an equity crowdfunding website.

Customer desires to access and use CrowdEngine's solutions to operate a crowdfunding website.

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, CrowdEngine and Customer agree as follows:

1. DEFINITIONS

1.1 "Administrative Account" means security access codes, passwords and user IDs for Customer's authorized internal personnel to access the CrowdEngine Technology and Subscription Services for the purpose of configuring and administering the Customer Portal.

1.2 "Affiliate" means any entity which directly or indirectly controls, is controlled by, or is under common control with the subject entity. "Control," for purposes of this definition, means direct or indirect ownership or control of more than 50% of the voting interests of the subject entity.

1.3 "Agreement" means collectively this Master Subscription Services Agreement and any exhibits, schedules and addenda hereto and any Service Order entered into between Customer and CrowdEngine.

1.4 "Applicable Laws" means any country, federal, state, provincial, commonwealth, cantonal or local government laws, statutes, rules, regulations, or ordinances or similar government requirement applicable to a party, including without limitation all applicable securities, data protection, privacy and electronic communications laws and regulations, whether in existence as of the date of this Agreement or thereafter enacted, promulgated or amended.

1.5 "Authorized User" means any individual or entity which is required to log in to the Customer Portal in order to use one or more of its features or functionalities. Authorized Users may include, without limitation, individuals or entities that use the Customer Portal to run a crowdfunding project and to provide rewards or to issue equity in connection with such project, to make pledges to or investments in a crowdfunding project or investment offering, and/or to provide comments or questions with respect to a crowdfunding project.

1.6 "Authorized User Agreement" has the meaning given to such term in Section 4.

1.7 "CrowdEngine Technology" means the computer hardware, software, source code, proprietary methods and systems, and other tangible equipment and intangible computer code necessary to deploy and serve the Subscription Services via the Customer Portal, as available on the Effective Date of this Agreement and subject to modification from time to time.

1.8 "Customer Content" means all information, content and materials provided by Customer and/or its End Users which are displayed and/or published on the Customer Portal, including without limitation text, artwork, information relating to projects, products, services, designs, and prototypes of Customer and/or its End Users, and all Proprietary Rights related thereto.

1.9 "Customer Data" means business and financial data and information of Customer, submitted by or for Customer to the Subscription Services, or collected and processed by or for Customer using the Subscription Services relating to Customer's crowdfunding activities on the Customer Portal, and all End User Information.

1.10 "Customer Domain" means the public domain name owned by Customer (for example, Customername.com) which Customer will point and configure to the Customer Portal URL for End Users to access the Customer Portal.

1.11"Customer Portal" means the CrowdEngine URL created for Customer, hosted by CrowdEngine (for example, Customer.crowdengine.com) (the "Customer Portal URL"), to which Customer drives End Users via its Customer Domain and the site at which CrowdEngine will provide the Subscription Services, including the CrowdEngine Technology, to Customer pursuant to this Agreement.

1.12 "Documentation" means documentation related to Customer's access of the CrowdEngine Technology to access and use the Subscription Services delivered by CrowdEngine to Customer, as updated by CrowdEngine from time to time.

1.13 "End Users" means collectively Authorized Users and Visitors.

1.14 "End User Information" means the names, phone numbers, email addresses, physical addresses, contact information, credit card information and any other personal or business information of End Users.

1.15 "Malicious Code" means code, files, scripts, agents or programs intended to do harm, including, for example, viruses, worms, time bombs and Trojan horses.

1.16 "Proprietary Rights" means any and all rights, whether registered or unregistered, in and with respect to patents, copyrights, Confidential Information, know-how, trade secrets, moral rights, contract or licensing rights, confidential and proprietary information protected under contract or otherwise protected under law, trade names, domain names, trade dress, logos, animated characters, trademarks, service marks, and other similar rights or interests in intellectual property.

1.17 "Service Order" means an ordering document specifying the Subscription Services to be provided hereunder that is entered into between Customer and CrowdEngine, including any addenda and supplements thereto.

1.18 "Subscription Services" means the web services described and specified on the applicable Service Order and any updates or upgrades to such services which may be generally released by CrowdEngine to its Customers and End Users from time to time during the term of this Agreement. The Subscription Services include the CrowdEngine Technology.

1.19 "Visitor" means an individual who is permitted to use certain features or functionalities of the Customer Portal without being required by Customer to log in. Visitors may include, without limitation, those individuals who browse the Customer Portal and those who are allowed by Customer to provide comments or questions

regarding a crowdfunding project without logging in.

2. SERVICES

2.1 Interface Customization. Unless otherwise agreed to in the applicable Service Order, CrowdEngine will provide a standard design template that can be customized or replaced by Customer.

2.2 Launch Support. If so specified in the applicable Service Order, CrowdEngine will also provide launch support services to Customer to expedite Customer's set-up and use of the Subscription Services.

2.3 Provision of Subscription Services. CrowdEngine will (a) use commercially reasonable efforts to make the Subscription Services available to Customer pursuant to this Agreement and the applicable Service Order, (b) provide CrowdEngine standard support for the Subscription Services to Customer at no additional charge, and/or upgraded support, if purchased, and (c) use commercially reasonable efforts to make the online Subscription Services available 24 hours a day, 7 days a week, except for: (i) planned downtime (of which CrowdEngine will give at least 24 hours electronic notice and which CrowdEngine will schedule to the extent practicable during the weekend hours between 6:00 p.m. Friday and 3:00 a.m. Monday Mountain time), and (ii) any unavailability caused by circumstances beyond CrowdEngine's reasonable control, including, for example, an act of God, act of government, flood, fire, earthquake, civil unrest, act of terror, strike or other labor problem (other than one involving CrowdEngine employees), Internet service provider failure or delay, or denial of service attack. Customer acknowledges that End Users will access the Customer Portal via their own Internet access (i.e., CrowdEngine is not supplying internet access or support to End Users).

3. USE OF SERVICES

3.1 Permitted Use. Customer may only access and use the Subscription Services for the purpose of offering the Customer Portal to Customer's End Users.

3.2 Non-transferability. The rights granted in this Agreement are granted only to the named Customer, and not to any other entity, including without limitation Customer's Affiliates. Customer may not transfer or sublicense its rights under this Agreement or sell or redistribute the Customer Portal to any other party.

3.3 Administrative Accounts for Subscription Services. CrowdEngine will permit access to the Subscription Services by Customer only over the Internet using Administrative Accounts assigned by CrowdEngine to authorized Customer employees. Administrative Accounts will be deemed the Confidential Information of

CrowdEngine. Accordingly, no Administrative Account may be shared by Customer or Customer employees with any other individual not assigned such an Administrative Account by CrowdEngine, except that an Administrative Account may be reassigned to a new individual replacing one who no longer requires ongoing use for Customer's permitted use of the Subscription Services. Customer will be responsible for all activities conducted using the Administrative Accounts.

3.4 Administration. Customer will be responsible for the administration of the Customer Portal via the assigned Administrative Accounts and for all Customer Content that appears therein, including, without limitation the design, configuration, and custom functionality of the Customer Portal that is permitted by the Subscription Services.

3.5 Technical Contacts. Customer will designate a primary technical contact for communicating with CrowdEngine regarding technical issues hereunder. Customer may change its primary technical contact from time to time by providing written notice to CrowdEngine.

3.6 Fulfillment. Customer will be solely responsible for fulfilling all orders and/or investments placed by End Users via the Customer Portal and for providing customer service to End Users.

3.7 Other Customer Responsibilities. In addition to all other obligations and requirements of Customer set forth in this Agreement, Customer will (a) be responsible for its employees' compliance with this Agreement, (b) be responsible for the accuracy, quality and legality of Customer Data and the means by which Customer acquires Customer Data, (c) use commercially reasonable efforts to safeguard and protect the Administrative Accounts and prevent unauthorized access to or use of the Subscription Services, and notify CrowdEngine promptly of any such known or suspected unauthorized access or use, (d) use Subscription Services only in accordance with this Agreement, the Documentation and Applicable Laws, and (e) notwithstanding anything to the contrary in this Agreement, not refer to CrowdEngine or include any information about CrowdEngine in any written private placement memorandum or other written offering material or communications used by Customer in connection with an offering of securities without CrowdEngine's prior written consent in each instance.

3.8 Use Restrictions. Except as allowed herein, Customer represents, covenants and warrants that Customer will not, nor will it permit or assist others to, do or attempt to do any of the following: (a) make the Subscription Service or CrowdEngine Technology available to, or use the Subscription Service CrowdEngine Technology for the benefit of, anyone other than Customer or Authorized Users in accordance with the terms and conditions of this Agreement, (b) sell, resell, license, sublicense, distribute, rent, lease or time-share the

Subscription Service, CrowdEngine Technology or Administrative Accounts, or, except as expressly permitted in Section 3.1, include the Subscription Service or CrowdEngine Technology in a service bureau or outsourcing offering, (c) use the Subscription Service or CrowdEngine Technology to store or transmit infringing, libelous, defamatory, fraudulent, or otherwise unlawful or tortious material, or any discriminatory, obscene, harmful, pornographic, vulgar, harassing, hateful, abusive or racially, ethnically, religiously, sexually or otherwise offensive material, or any material in violation of third-party privacy rights, (d) process or permit to be processed the data of any third-party that is not expressly authorized herein to access and use the Subscription Service or CrowdEngine Technology, (e) use the Subscription Service or CrowdEngine Technology to store, transmit or propagate any Malicious Code or any other programming routine intended to damage the Subscription Services or CrowdEngine Technology, (f) interfere with or disrupt the integrity or performance of the Subscription Service or CrowdEngine Technology or the third-party data contained therein, (g) attempt to gain unauthorized access to the Subscription Service or CrowdEngine Technology or its related systems or networks or the third party data contained therein, (h) abuse or fraudulently use the Subscription Service or CrowdEngine Technology, or access, alter, or destroy any information of any Customer of CrowdEngine by any fraudulent means or device, (i) permit direct or indirect access to or use of the Subscription Service, CrowdEngine Technology or Administrative Accounts in a way that circumvents a contractual usage limit, (j) knowingly permit access to the Customer Portal by a direct competitor of CrowdEngine, (k) copy the Subscription Service or CrowdEngine Technology or any part, feature, function or user interface thereof, (l) access the Subscription Services or CrowdEngine Technology for the purpose of building a product or service that is competitive with, or copies the features or user interface of, the Subscription Services or CrowdEngine Technology, (m) use or permit to be used the Subscription Services or CrowdEngine Technology for purposes of evaluating, benchmarking or doing any other comparative analysis of the services or products offered through the Subscription Services or CrowdEngine Technology, for the purposes of publication without CrowdEngine's prior written consent, which CrowdEngine will be free to withhold for any or no reason, (n) access, modify, copy, cache, store or create derivative works based on the Subscription Service or CrowdEngine Technology, (o) attempt to reproduce or duplicate, or succeed in reproducing or duplicating, the Subscription Services, (p) reverse-engineer, decompile, disassemble, create a derivative work from, or otherwise attempt to derive the source code of, any part of the CrowdEngine Technology (to the extent such restriction is permitted by Applicable Laws), (q) utilize the Customer Portal or Subscription Services as a factor in establishing an individual's eligibility for credit, insurance or employment, or in connection with a determination of an individual's eligibility for a license or other benefit granted by a governmental authority, or in connection with underwriting individual insurance, or in any way that would cause the Subscription Services to constitute a "consumer report" under the Fair Credit Reporting Act or similar statute or by any authority having jurisdiction over the parties, (r) use spam or unsolicited email to promote the Subscription Service or CrowdEngine Technology, or (s) use the Subscription Service, CrowdEngine Technology, or Customer Portal in a manner that

violates any Applicable Law. Customer agrees to abide by our upstream providers Acceptable Use Policy, available here https://aws.amazon.com/aup/ and here https://www.heroku.com/policy/aup.

3.9 Communication Services. The Subscription Services may contain e-mail services, bulletin board services, news groups, forums, communities, personal web pages, calendars, photo albums, file cabinets or other message or communication facilities designed to enable Customer or End Users to communicate with others (the "**Communication Services**"). Customer agrees to use the Communication Services only to post, send and receive messages and materials that are proper and, when applicable, related to the particular Communication Services, in accordance with Applicable Law. CrowdEngine has no obligation to monitor the Communication Services. CrowdEngine reserves the right, but is not obligated, to review materials posted to the Communication Services and to edit, remove or refuse to post any materials which are in violation of the representations set forth in this Agreement with or without notice to Customer, or to remove any materials at any time, without notice to Customer, for any reason and in CrowdEngine's sole discretion. CrowdEngine reserves the right to terminate or suspend access to any or all of the Communication Services at any time, without notice, for any reason whatsoever. Customer acknowledges that emails, chats, postings, conferences and other communications by End Users are not controlled or endorsed by CrowdEngine, and such communications will not be considered reviewed, screened or approved by CrowdEngine. Statements made in forums, bulletin boards, chats and other Communication Services reflect only the views of their authors. CrowdEngine specifically disclaims any liability with regard to the Communication Services and any actions resulting from Customer or End User participation in any Communication Services. CrowdEngine reserves the right at all times to disclose any Customer Content found on the Communications Services as CrowdEngine deems necessary to satisfy any Applicable Law, regulation, legal process or governmental request in CrowdEngine's reasonable business judgment, provided that CrowdEngine gives Customer prior notice of its intent to disclose such Customer Content found on the Communications Services.

3.10 Third Party Services. Certain links provided by CrowdEngine lead to third party websites. These third party websites are not under the control of CrowdEngine and may collect data or solicit personal information from Customer or the End Users. CrowdEngine is not responsible for their content, business practices or privacy policies, or for the collection, use or disclosure of any information those third party websites may collect. CrowdEngine is providing these links to Customer and End Users only as a convenience, and the inclusion of any link does not imply endorsement by CrowdEngine of the linked third party websites. Some of these third party websites may charge separate fees, which are not included in any subscription or other fees that Customer may pay to CrowdEngine. Any separate charges or obligations Customer incurs in Customer's dealings with these third parties are Customer's responsibility. CrowdEngine makes no representation or warranty with regard to third-party websites, including, without limitation, any products, services, software or

content provided by any third party even if linked from the Customer Portal or via the Subscription Services. CrowdEngine may in its sole discretion replace or discontinue access to any third party websites at any time.

3.11 Suspension of Service. Notwithstanding anything to the contrary in this Agreement, in the event of any breach by Customer of any of Customer's representations, warranties, covenants, or obligations under this Agreement, other than for non-payment as provided in Section 6.4, in addition to any other remedies available at law or in equity, CrowdEngine will have the right to suspend any Subscription Services if deemed reasonably necessary by CrowdEngine in its reasonable business judgment to prevent any harm to CrowdEngine and its business. CrowdEngine will provide notice to Customer and an opportunity to cure, if practicable, depending on the nature of the breach. Once cured, CrowdEngine will promptly restore the Subscription Services.

4. AUTHORIZED USER AGREEMENTS.

4.1 Authorized User Agreement. Customer will ensure that each Authorized User, as a pre-condition to being authorized by Customer to use the Customer Portal, enters into a binding agreement with Customer (which may be an electronic agreement which the Authorized User accepts by "clicking through" an acceptance gateway) (each, an "Authorized User Agreement") which, among other things, (a) limits the Authorized User's use of the Customer Portal solely to conducting the Authorized User's own crowdfunding project or to pledging to or investing in, or providing comments or questions with respect to another Authorized User's crowdfunding project, (b) contains obligations and restrictions affording protection to the CrowdEngine Technology, the Subscription Services, and CrowdEngine's Confidential Information consistent in all material respects with, and at least as protective as, the terms and conditions applicable thereto as provided in this Agreement, (c) expressly disclaims and excludes all warranties purported to be made on or behalf of, and all liability of, Customer's suppliers and service providers, (d) requires the Authorized User to observe and comply with all Applicable Laws and to not engage in unfair or deceptive trade practices or fraudulent activity, (e) obtains from the Authorized User all rights and licenses necessary for CrowdEngine's receipt, storage, processing, use, modification, and disclosure of the Authorized User's End User Information and other Customer Content supplied by the Authorized User to the fullest extent necessary or useful for CrowdEngine's provision of the Subscription Services and performance of its other obligations hereunder, (f) links to and incorporates the Customer's privacy policy, and (g) requires the Authorized User to acknowledge and agree that Customer's suppliers and service providers are intended third party beneficiaries of such agreement and are entitled to rely upon and enforce all provisions of such agreement to the same extent as if CrowdEngine was a party thereto. Promptly upon becoming aware of any breach by an Authorized User of an Authorized User Agreement, Customer will take all steps reasonably necessary to mitigate the damages, liability and other adverse effects arising therefrom, and to prevent further harm, including without limitation by disabling such Authorized User's

access to the Customer Portal, if warranted.

4.2 Customer Privacy Policy. Customer will display on the Customer Portal and incorporate into each Authorized User Agreement a privacy policy which complies with all Applicable Laws, including without limitation those pertaining to privacy, user data, personal data, and data security, and will require each End User to agree and consent to the privacy policy. Customer will not obtain, collect or use any End User Information, or possess any data that is not publicly available, in violation or breach of such privacy policy, or otherwise engage in any practice inconsistent with such privacy policy or any other terms of the Agreement.

4.3 Visitor Website Terms of Use. Customer will display on the Customer Portal a website terms of use which, among other things, expressly disclaims and excludes all warranties purported to be made on or behalf of, and all liability of Customer's suppliers and service providers, obtains from the Authorized User all rights and licenses necessary for CrowdEngine's receipt, storage, processing, use, modification, and disclosure of the Authorized User's End User Information and other Customer Content supplied by the Authorized User to the fullest extent necessary or useful for CrowdEngine's provision of the Subscription Services and performance of its other obligations hereunder, links to and incorporates the Customer's privacy policy and includes procedures for notification of and removal of infringing content consistent with procedures described in the Digital Millennium Copyright Act, and will require each End User to agree and consent to such terms of use. Customer will promptly respond to all notices of removal of infringing content in accordance with the applicable procedures set forth in the Digital Millennium Copyright Act.

5. CUSTOMER CONTENT

5.1 Customer Representations Regarding Customer Content. Customer may upload or otherwise transmit on or through the Customer Portal only Customer Content that is not subject to any third-party Proprietary Rights, or Customer Content in which any holder of Proprietary Rights has given express authorization for distribution on the Customer Portal or Subscription Services. Customer represents and warrant that to the best of its knowledge: (a) the Customer Content and all elements thereto are wholly owned original works of authorship created and/or developed by or for Customer, are in the public domain, or are properly authorized by the holder of the Proprietary Rights relating to such Customer Content; (b) Customer did not copy any content incorporated or used in the Customer Content or any element thereto from any copyrighted or other proprietary source owned by any other person or entity without such owner's express authorization; (c) the Customer Content does not infringe upon any statutory or common law copyright, any trade dress, trademark, or service mark, or any patent; (d) the Customer Content does not violate the right of privacy or publicity of any person, and do not contain any matter libelous or otherwise in contravention of the rights of any third

party; (e) the Customer Content contains no matter that violates any federal, state, or local common law, statute, or regulation, nor is it in any manner unlawful; (f) no third party has made any claims of infringement of their Proprietary Rights by the Customer Content. Customer acknowledges and agrees that Customer is solely responsible for all of the Customer Content that is uploaded or otherwise transmitted on or through the Subscription Services. CrowdEngine will have the right, but not the obligation, in its sole discretion to monitor Customer Content on the Customer Portal. CrowdEngine cannot monitor or prescreen all of the Customer Content on the Customer Portal, and CrowdEngine will not be responsible for and will not consistently attempt to do so. Customer acknowledges and agrees that (a) CrowdEngine does not monitor the Customer Content passing through the Subscription Services and Customer Portal for purposes of verifying accuracy or legal compliance, and (b) Customer will ensure that the Customer Content transmitted via the Customer Portal complies with all Applicable Laws and regulations, whether now in existence or hereafter enacted and in force. CrowdEngine will make good faith efforts to investigate allegations that the Customer Content violates this Agreement, but CrowdEngine (a) makes no warranty to Customer that CrowdEngine will edit, remove, or continue to permit the display of any specific Customer Content which violates the representations set herein, whether or not subject to such allegations, and (b) will have no liability whatsoever for editing, removing, or continuing to permit the display of any Customer Content which violates this Agreement. CrowdEngine does not endorse, approve, or prescreen any Customer Content that Customer communicates on the Customer Portal or Subscription Services. CrowdEngine does not assume any responsibility or liability for Customer Content that is generated by Customer using the Customer Portal or Subscription Services. Customer bears the entire risk of the completeness, accuracy or usefulness of Customer Content found on the Customer Portal. CrowdEngine does not control the quality, accuracy or content of any versions of the Customer Portal or Subscription Services translated into a different language by Customer or any third party. Vulgar language, crude or explicit sexual references, discussions of illegal drugs, and hate speech are always inappropriate Customer Content. IF, IN CROWDENGINE'S REASONABLE BUSINESS JUDGMENT, ANY CONTENT IS FOUND TO BE IN VIOLATION OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT OR ANY STATE OR FEDERAL LAW OR ANY APPLICABLE FOREIGN LAWS, RULES AND REGULATIONS, CUSTOMER HEREBY CONSENTS THAT CROWDENGINE MAY EDIT, DELETE, REFUSE TO POST, AND/OR REMOVE SUCH CONTENT AND/OR SUSPEND ANY OR ALL OF THE SERVICES TO PREVENT ANY HARM TO CROWDENGINE AND ITS BUSINESS. CROWDENGINE WILL PROVIDE CUSTOMER AN OPPORTUNITY TO CURE, IF PRACTICABLE, DEPENDING ON THE NATURE OF THE BREACH. ONCE CURED, CROWDENGINE WILL PROMPTLY RESTORE THE SERVICES.

5.2 Customer Content License. Customer grants CrowdEngine an irrevocable, non-exclusive, worldwide, royalty-free, sublicensable, transferable right and license to use, host, store, cache, reproduce, publish, display (publicly or otherwise), perform (publicly or otherwise), distribute, rent, lease, transmit, modify, adapt (including, without limitation, in order to conform it to the requirements of any networks, devices, services, or

media through which the Subscription Services makes the Customer Content available), and create derivative works of, the Customer Content. The rights Customer grants in this license are for the sole purpose of allowing CrowdEngine to provide the Subscription Services pursuant to this Agreement. The reference in this license to "create(ing) derivative works" is not intended to give CrowdEngine a right to make substantive editorial changes or derivations of the Customer Content, but does, for example, enable re-blogging or reposting of the Customer Content, which allows End Users to redistribute Customer Content from the Customer Portal to another site in a manner that allows them to add their own text or other content before or after Customer Content.

6. FEES AND PAYMENT

6.1 Fees. Customer will pay all Fees (including without limitation set-up fees, launch support fees, custom development fees, and subscription fees) as set forth in any applicable Service Order(s). Except as otherwise specified herein or in a Service Order, (a) fees are based on Subscription Services purchased and not actual usage, and (b) payment obligations are non-cancelable and fees paid are non-refundable.

6.2 Invoicing and Payment. Fees will be invoiced and due in accordance with the payment terms set forth on any relevant Service Order according to CrowdEngine policies which are available online at http://crowdengine.com/billing-policies. Customer is responsible for providing complete and accurate billing and contact information to CrowdEngine and notifying CrowdEngine of any changes to such information. You must report any overcharges or billing disputes within 30 days of the time you become aware, or should have become aware, of the existence of the overcharge or dispute. You agree that charges that are not disputed within 30 days of the date they are charged are conclusively deemed accurate.

6.3 Overdue Charges. If any invoiced amount is not received by CrowdEngine by the due date, then without limiting CrowdEngine's rights or remedies, those charges may accrue late interest at the rate of 1.5% of the outstanding balance per month, or the maximum rate permitted by law, whichever is lower. If any part of your account becomes more than 60 days delinquent, collection fees in the amount of 30% will be added to the entire delinquent balance. In addition to the 30% collection fee, you will be responsible to pay all attorney fees, court costs and fees associated with the collection of the account.

6.4 Suspension of Subscription Service. If any charge owing by Customer is 10 days or more overdue, CrowdEngine may, without limiting its other rights and remedies, suspend Subscription Services until such amounts are paid in full, provided CrowdEngine has given Customer prior notice that its account is overdue in accordance with the "Notices" section below.

6.5 Taxes. CrowdEngine's fees do not include any taxes, levies, duties or similar governmental assessments of any nature, including, for example, value-added, sales, use or withholding taxes, assessable by any jurisdiction whatsoever (collectively, "Taxes"). Customer is responsible for paying all Taxes associated with its purchases hereunder. If CrowdEngine has the legal obligation to pay or collect Taxes for which Customer is responsible under this section, CrowdEngine will invoice Customer and Customer will pay that amount unless Customer provides CrowdEngine with a valid tax exemption certificate authorized by the appropriate taxing authority. For clarity, CrowdEngine is solely responsible for taxes assessable against it based on its income, property and employees.

6.6 Future Functionality. Customer agrees that unless otherwise expressly stated on a Service Order executed by CrowdEngine, Customer's purchases are not contingent on the delivery of any future functionality or features, or dependent on any oral or written public comments made by CrowdEngine regarding future functionality or features.

6.7 Development Rates. Standard feature development rate by a CrowdEngine Developer applies to any front end source code troubleshooting, custom CSS/HTML, or minor feature changes or additions. Prorated to 15 minute increments, payment on file, initial advance payment required for custom development agreed to in writing only.

7. CROWDENGINE'S PROPRIETARY RIGHTS

7.1 Reservation of Rights. CrowdEngine reserves all of its right, title and interest, including without limitation all Proprietary Rights, in and to the CrowdEngine Technology, the Subscription Services, and the Customer Portal (excluding the Customer Data and Customer Content), including without limitation, web pages, databases, source code, tools, URL addresses registered by CrowdEngine, custom functionality, CrowdEngine domains, URLs, product names, trademarks, and logos associated with the Subscription Services and underlying source code. All rights not expressly granted to Customer herein with respect to the Subscription Services and CrowdEngine Technology are expressly reserved by CrowdEngine in perpetuity.

7.2 License by Customer to Use Feedback. Customer hereby unconditionally and irrevocably transfers and assigns to CrowdEngine any rights Customer may have to any suggestions, ideas, enhancement requests, feedback, recommendations or other information that Customer sends to CrowdEngine relating to Customer's suggestions regarding improving, modifying or changing the Subscription Services ("Feedback"). All Feedback will be deemed unconditionally and irrevocably assigned by Customer to CrowdEngine from the moment of

submission and/or delivery to CrowdEngine. Accordingly, CrowdEngine will be irrevocably entitled to use, reproduce, modify, adapt, publish, broadcast, license, perform, post, sell, translate, create derivative works from and distribute any Feedback for any purpose whatsoever, commercial or otherwise, in any medium now known or hereafter devised, without compensation or credit to the provider of the Feedback. Customer also gives up any claim that any use by CrowdEngine or its licensees or licensors of any Feedback violates any of Customer rights, including but not limited to moral rights, privacy rights, rights to publicity, proprietary or other rights, or rights to credit for the material or ideas set forth therein.

8. CONFIDENTIALITY

8.1 Definition of Confidential Information. "Confidential Information" means all information disclosed by a party ("Disclosing Party") to the other party ("Receiving Party"), whether orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure. Confidential Information of Customer includes without limitation Customer Data; Confidential Information of CrowdEngine includes without limitation the Subscription Services; and Confidential Information of each party includes the terms and conditions of this Agreement and all Service Order (including without limitation pricing), as well as business and marketing plans, technology and technical information, product plans and designs, and business processes disclosed by such party. However, Confidential Information does not include any information that (i) is or becomes generally known to the public without breach of any obligation owed to the Disclosing Party, (ii) was known to the Receiving Party prior to its disclosure by the Disclosing Party without breach of any obligation owed to the Disclosing Party, (iii) is received from a third party without breach of any obligation owed to the Disclosing Party, or (iv) was independently developed by the Receiving Party.

8.2 Protection of Confidential Information. The Receiving Party will use the same degree of care that it uses to protect the confidentiality of its own confidential information of like kind (but not less than reasonable care) (i) not to use any Confidential Information of the Disclosing Party for any purpose outside the scope of this Agreement, and (ii) except as otherwise authorized by the Disclosing Party in writing, to limit access to and disclosure of Confidential Information of the Disclosing Party to those of its and its Affiliates' employees and contractors who need that access for purposes consistent with this Agreement and who have signed confidentiality agreements with the Receiving Party containing protections no less stringent than those herein. Neither party will disclose the terms of this Agreement or any Service Order to any third party other than its Affiliates, legal counsel and accountants without the other party's prior written consent, provided that a party that makes any such disclosure to its Affiliate, legal counsel or accountants will remain responsible for such Affiliate's, legal counsel's or accountant's compliance with this "Confidentiality" section.

8.3 Compelled Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent compelled by law to do so, provided the Receiving Party gives the Disclosing Party prior notice of the compelled disclosure (to the extent legally permitted) and reasonable assistance, at the Disclosing Party's cost, if the Disclosing Party wishes to contest the disclosure. If the Receiving Party is compelled by law to disclose the Disclosing Party's Confidential Information as part of a civil proceeding to which the Disclosing Party is a party, and the Disclosing Party is not contesting the disclosure, the Disclosing Party will reimburse the Receiving Party for its reasonable cost of compiling and providing secure access to that Confidential Information.

8.4 General Skills and Knowledge. Notwithstanding anything to the contrary in this Agreement, Customer agrees that CrowdEngine is not prohibited from utilizing any skills or knowledge of a general nature acquired during the course of providing the Subscription Services, including without limitation information publicly known or available or that could reasonably be acquired in similar work performed for another Customer of CrowdEngine.

9. REPRESENTATIONS, WARRANTIES, EXCLUSIVE REMEDIES AND DISCLAIMERS

9.1 Customer Representations, Covenants and Warranties.

(a)Customer represents and warrants that it has obtained all material licenses, authorizations, approvals, consents or permits required by Applicable Laws to conduct its business and to perform its obligations under this Agreement.(b)Customer represents, covenants and warrants that the performance of its obligations and use of the Subscription Services and Customer Portal by Customer and End Users will comply with, and will not violate, any Applicable Laws, or regulations, including without limitation any and all laws and regulations of the country in which Customer chooses to provide the Customer Portal/Subscription Services, including without limitation any privacy and data security laws and regulations and the CAN-SPAM Act of 2003 and including without limitation by causing a breach of any agreements with any third parties or unreasonably interfering with the use by other CrowdEngine Customers of CrowdEngine services.(c)Customer represents, covenants and warrants that: (i) Customer has all rights and interests to operate, license, maintain, modify, and otherwise conduct business with CrowdEngine and End Users through the Customer Portal; (ii) Customer will ensure that all transmissions of Customer Content to CrowdEngine are authorized; (iii) Customer will use the Subscription Services, and will use commercially reasonable efforts to ensure End Users use the Customer Portal, solely for legal purposes.(d)Without limitation to any other provision of this Agreement and notwithstanding any other obligations Customer may have pursuant to Applicable Laws, Customer will, consistent with industry standards and best practices, implement and maintain appropriate administrative, technical and physical safeguards to

protect the confidentiality of Customer Data, including without limitation End User Information.(e)Without limitation to any other provision of this Agreement and notwithstanding any other obligations Customer may have pursuant to Applicable Laws, Customer represents, covenants and warrants that Customer will limit access to Customer Data, including without limitation End User Information, to those individuals who have a "need to know" in connection with Customer's business and will obligate those individuals to acknowledge consumers' rights to privacy and adhere to fair information practices. Customer acknowledges that its right to use and disclose information concerning consumer information is subject to the federal Gramm-Leach-Bliley Act (the " Gramm Act") and its implementing regulations and other country, federal and state laws and regulations regarding privacy and the confidentiality of Customer or consumer records. Customer agrees to comply with the applicable requirements under the Gramm Act (15 U.S.C. section 6801 et seq.) and the Privacy Safeguards Rule promulgated by the Federal Trade Commission thereunder (16 C.F.R. Section 314 (together, the "GLB Act") with respect to "nonpublic personal information" (as defined under the GLB Act) it receives on individuals, including, without limitation, to use that information solely for the purposes of carrying out this Agreement, and implementing procedures required under the GLB Act to safeguard such information.

9.2 Disclaimers. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE FULLEST EXTENT PERMISSIBLE BY LAW, WITHOUT LIMITING THE FOREGOING, CROWDENGINE SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING (a) ITS NETWORK, INCLUDING WITHOUT LIMITATION ANY LIABILITY OR INDEMNIFICATION OBLIGATIONS FOR ANY HARM OR DAMAGES CAUSED BY ANY THIRD-PARTY HOSTING PROVIDERS; (b) THE AMOUNT OF REVENUE THAT MAY BE GENERATED; AND (c) ANY ECONOMIC OR OTHER BENEFIT THAT CUSTOMER MIGHT OBTAIN THROUGH ITS PARTICIPATION IN THIS AGREEMENT. SPECIFICALLY, CROWDENGINE DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT ANY SERVICES WILL MEET ANY REQUIREMENTS OF CUSTOMER OR END USERS UNDER FEDERAL, STATE OR LOCAL LAWS. CROWDENGINE EXPRESSLY DISCLAIMS ANY LIABILITY TO ANY PERSON FOR LOSS OR DAMAGE CAUSED BY ERRORS OR OMISSIONS IN THE CROWDENGINE TECHNOLOGY OR SERVICES, WHETHER SUCH ERRORS OR OMISSIONS RESULT FROM CROWDENGINE'S NEGLIGENCE, ACCIDENT OR OTHER CAUSE.

9.3 Acknowledgment. CUSTOMER AGREES AND ACKNOWLEDGES THAT CROWDENGINE IS NOT, IN ANY MANNER, PROVIDING LEGAL SERVICES OR LEGAL ADVICE TO CUSTOMER. FURTHERMORE, CUSTOMER AGREES AND ACKNOWLEDGES THAT CROWDENGINE IS NOT AN ADVISOR AS TO TAX, FINANCIAL, BUSINESS, ACCOUNTING OR REGULATORY MATTERS IN ANY JURISDICTION. NONE OF THE ADVICE, GUIDANCE OR ANY

SERVICES PROVIDED BY CROWDENGINE WILL BE DEEMED LEGAL, TAX, FINANCIAL OR BUSINESS ADVICE. CUSTOMER IS SOLELY RESPONSIBLE FOR CONSULTING WITH ITS LEGAL COUNSEL TO ENSURE THAT THE CUSTOMER PORTAL COMPLIES WITH ALL APPLICABLE LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CROWDENGINE MAKES NO REPRESENTATION OR WARRANTIES REGARDING THE CUSTOMER PORTAL'S COMPLIANCE WITH THE SECURITIES ACT, THE EXCHANGE ACT OR ANY OTHER APPLICABLE SECURITIES OR BLUE SKY LAWS ANY FOR PRIVATE PLACEMENT OR SIMILAR SECURITIES OFFERINGS.

10. MUTUAL INDEMNIFICATION

10.1 Indemnification by Customer.

(a)To the fullest extent permissible by law, Customer will defend, indemnify and hold harmless CrowdEngine and its Affiliates, and their respective employees, officers, directors, attorneys, agents, independent contractors, assigns and representatives, (collectively, " CrowdEngine Indemnitees"), including without limitation each individual, corporation, partnership, trust, limited liability company, association or other entity (each, a "Person"), if any, who controls such CrowdEngine Indemnitee within the meaning of the Securities Act of 1933, as amended (the "Securities Act", or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any and all liabilities, claims, losses, reasonable costs and expenses, including reasonable attorneys' fees together, "Damages"), which CrowdEngine Indemnitees have incurred or may incur as a result of any claim or action brought or that may be brought by a third party, to the extent relating to, in connection with, or arising out of (a) any violation of any Applicable Law by Customer; (b) the End User Information or Customer Content contained on the Customer Portal or the administration of any portion of the Customer Portal by Customer via the Administrative Accounts; (c) any breach by Customer of any representation, warranty, obligation or any other breach of this Agreement; (d) any violation of third party Proprietary Rights by any Customer Content provided by Customer or End Users hereunder; (e) any negligent, reckless or intentional acts or omissions by Customer or any of Customer's employees, agents or representatives; or (f) anything published on the Customer Portal. Customer will have the right to select and control legal counsel for the defense of any such claim or action and for any negotiations relating to any such claim or action as it applies to or against Customer. CrowdEngine will reasonably cooperate in the investigation, defense and settlement of any claim or action and will provide prompt notice of any such claim or action or reasonably expected claim or action to Customer. CrowdEngine will have the right, but not the obligation, to retain its own separate legal counsel at its own expense to defend any such claim or action. If Customer fails or refuses to defend or settle any claims or actions, then CrowdEngine will, upon written notice to the Customer, have the right to defend or settle (and control the defense of) such claims or actions.(b)To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any CrowdEngine Indemnitee otherwise entitled to indemnification under Section 10.1(a) makes a claim for indemnification pursuant to Section 10.1(a) but it is

judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that Section 10.1(a) provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under Section 10.1(a), then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of Customer and the CrowdEngine Indemnitee in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of Customer and of the CrowdEngine Indemnitee will be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by Customer or by the CrowdEngine Indemnitee and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; provided, further, however, in no event will the aggregate liability for all CrowdEngine Indemnitees for contribution under this Section 10.1(b) exceed the limitation of liability amount set forth in Section 11, except in the case of willful misconduct or fraud by a CrowdEngine Indemnitee.

10.2 Indemnification by CrowdEngine. CrowdEngine will defend Customer against any claim, demand, suit or proceeding made or brought against Customer by a third party alleging that the use of the Subscription Service in accordance with this Agreement infringes or misappropriates such third party's intellectual property rights (a "Claim Against Customer"), and will indemnify Customer from any damages, attorneys' fees and costs finally awarded against Customer as a result of, or for amounts paid by Customer under a court-approved settlement of, a Claim Against Customer, provided Customer (a) promptly gives CrowdEngine written notice of the Claim Against Customer, (b) gives CrowdEngine sole control of the defense and settlement of the Claim Against Customer (except that CrowdEngine may not settle any Claim Against Customer unless it unconditionally releases Customer of all liability), and (c) gives CrowdEngine all reasonable assistance, at CrowdEngine's expense. If CrowdEngine receives information about an infringement or misappropriation claim related to a Subscription Service, CrowdEngine may in its discretion and at no cost to Customer (i) modify the Subscription Services so that they no longer infringe or misappropriate, (ii) obtain a license for Customer's continued use of that Subscription Service in accordance with this Agreement, or (iii) terminate Customer's subscriptions for that Subscription Service upon 30 days' written notice and refund Customer any prepaid fees covering the remainder of the term of the terminated subscriptions. The above defense and indemnification obligations do not apply to the extent a Claim Against Customer arises from Customer's breach of this

Agreement or from any Customer Content or Customer Data. This paragraph states CrowdEngine's sole liability to Customer, and Customer's exclusive remedy against CrowdEngine, for any type of claim described in this paragraph.

11. LIMITATION OF LIABILITY

11.1 Limitation of Liability. EXCEPT WITH RESPECT TO EACH PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT AND EITHER PARTY'S BREACH OF ITS OBLIGATIONS PURSUANT TO SECTION 8 (CONFIDENTIALITY), NEITHER PARTY'S LIABILITY WITH RESPECT TO ANY SINGLE INCIDENT ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL EXCEED THE AMOUNT PAID BY CUSTOMER HEREUNDER IN THE SIX (6) MONTH PERIOD PRECEDING THE INCIDENT, PROVIDED THAT IN NO EVENT WILL EITHER PARTY'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE TOTAL AMOUNT PAID BY CUSTOMER HEREUNDER. THIS LIMIT IS CUMULATIVE AND ALL PAYMENTS UNDER THIS AGREEMENT FOR THE SIX (6) MONTH PERIOD PRECEDING THE INCIDENT WILL BE AGGREGATED TO CALCULATE SATISFACTION OF THE LIMIT. THE EXISTENCE OF MULTIPLE CLAIMS WILL NOT ENLARGE THIS LIMIT. THE ABOVE LIMITATIONS WILL APPLY WHETHER AN ACTION IS IN CONTRACT OR TORT AND REGARDLESS OF THE THEORY OF LIABILITY. HOWEVER, THE ABOVE LIMITATIONS WILL NOT LIMIT CUSTOMER'S PAYMENT OBLIGATIONS UNDER THE "FEES AND PAYMENT" SECTION ABOVE.

11.2 Exclusion of Consequential and Related Damages. EXCEPT WITH RESPECT TO EACH PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT AND EITHER PARTY'S BREACH OF ITS OBLIGATIONS PURSUANT TO SECTION 8 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY LOST PROFITS, REVENUES OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, COVER OR PUNITIVE DAMAGES, WHETHER AN ACTION IS IN CONTRACT OR TORT AND REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING DISCLAIMER WILL NOT APPLY TO THE EXTENT PROHIBITED BY LAW.

12. TERM AND TERMINATION

12.1 Term of Agreement. This Agreement shall commence on the Effective Date and continue until all Service Orders hereunder have expired or have been terminated, or until this Agreement is terminated in accordance with its terms.

12.2 Term of Service Order. Any Service Order created under this Agreement will commence immediately upon execution by both parties, and will continue thereafter as provided in the Service Order; provided,

however, that notwithstanding anything to the contrary herein or in any Service Order, all existing Service Orders will also terminate upon the termination of this Agreement.

12.3 Termination for Cause. If either party fails to comply with any of the material terms and conditions of this Agreement or Service Order, including without limitation the payment of any Subscription Fee or reimbursement due and payable to CrowdEngine under this Agreement, the other party may terminate this Agreement and/or any or all Service Orders and any and all license rights upon fifteen (15) days' written notice to the defaulting party specifying any such breach, unless within the period of such notice, all breaches specified therein will have been remedied.

12.4 Termination by CrowdEngine for End of Life. CrowdEngine intends to continue to provide and support the Subscription Services for so long as Customer renews in accordance with the applicable Service Order; provided, however, if, CrowdEngine determines in its sole discretion that it is no longer feasible to support the Subscription Services, CrowdEngine may terminate this Agreement for end of life at any time by providing one hundred eighty (180) days' written notice to Customer.

12.5 Refund or Payment upon Termination. If this Agreement is terminated by Customer in accordance with the "Termination for Cause" section above or if this Agreement is terminated by CrowdEngine in accordance with the "Termination by CrowdEngine for End of Life" section above, CrowdEngine will refund Customer after the effective date of termination any prepaid fees covering the remainder of the term of all Service Orders in effect on the date of termination. If this Agreement is terminated by CrowdEngine in accordance with the "Termination for Cause" section above, Customer will pay CrowdEngine any unpaid fees covering the remainder of the term of all Service Orders. In no event will termination relieve Customer of its obligation to pay any fees payable to CrowdEngine for the period prior to the effective date of termination.

12.6 Effect of Termination. Upon the termination or expiration of this Agreement, the Customer Portal URL will be de-activated and will no longer be used by either party. Upon the expiration or termination of this Agreement for any reason: (a) Customer will cease use of, and return to CrowdEngine, any materials provided by CrowdEngine; (b) CrowdEngine will return to Customer all End User Information, Customer Content, Customer Confidential Information and any other Customer materials then in the possession of CrowdEngine; and (c) CrowdEngine will make Customer Content inaccessible and cease use of the Customer Content, provided that Customer acknowledges and agrees that: (i) removed Customer Content may persist in caches or backups for a reasonable period of time, and (ii) CrowdEngine will not have control over any Customer Content that has been copied from the Customer Portal by End Users and reposted or redistributed to a third party site (Facebook, Twitter, personal blog, etc.), and CrowdEngine will not be responsible for the removal of

such reposted and/or redistributed Customer Content on third party sites.

12.7 Transition Services. If Customer is current in all payments due to CrowdEngine at the time of expiration or termination this Agreement, CrowdEngine will provide to Customer its End User Information, Customer Content and any other Customer materials in the possession of CrowdEngine in a standard database document format readily available to CrowdEngine at no additional charge. If Customer requests the End User Information and Customer Content in a non-standard format, Customer will pay to CrowdEngine a reasonable fee for technical services as determined by CrowdEngine.

12.8 Surviving Provisions. Any provision of the Agreement that by its express terms or nature contemplates performance or observance subsequent to termination or expiration of the Agreement will survive termination or expiration of the Agreement and continue in full force and effect.

13.GENERAL PROVISIONS

13.1 Export Compliance. The Subscription Services, other CrowdEngine technology, and derivatives thereof may be subject to export laws and regulations of the United States and other jurisdictions. CrowdEngine and Customer each represents that it is not named on any U.S. government denied-party list. Customer will not knowingly permit any User to access or use any Subscription Service in a U.S.-embargoed country (currently Cuba, Iran, North Korea, Sudan or Syria) or in violation of any U.S. export law or regulation.

13.2 Entire Agreement and Order of Precedence. This Agreement is the entire agreement between CrowdEngine and Customer concerning its subject matter and supersedes all prior and contemporaneous agreements, proposals or representations, written or oral, concerning its subject matter. No modification, amendment, or waiver of any provision of this Agreement will be effective unless in writing and signed by the party against whom the modification, amendment or waiver is to be asserted. The parties agree that any term or condition stated in a Customer quote, bid, purchase order or in any other Customer order documentation (excluding Service Order) is void. In the event of any conflict or inconsistency among the following documents, the order of precedence will be: (1) the applicable Service Order, (2) any exhibit, schedule or addendum to this Agreement, and (3) the body of this Agreement.

13.3 Interpretation. The parties hereto agree that this Agreement has been negotiated jointly and constitutes an arms-length negotiation. The parties agree that this Agreement will be interpreted as if drafted jointly by the parties and that no adverse inference will arise against a party nor will any provision hereof be interpreted against a party by virtue of that party's authorship of any provision of this Agreement.

13.4 Relationship of the Parties. The parties are independent contractors. This Agreement does not create a partnership, franchise, joint venture, agency, fiduciary or employment relationship between the parties.

13.5 Third-Party Beneficiaries. There are no third-party beneficiaries under this Agreement.

13.6 Notices. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposit with an overnight courier, sent by email, or U.S. Mail (registered or certified only, return receipt requested) in each case to the address set forth on the initial page hereof or at such other addresses as will be designated in writing by either party to the other in accordance with this Section. Such notice will be deemed to be given when received.

13.7 Waiver. No failure or delay by either party in exercising any right under this Agreement will constitute a waiver of that right.

13.8 Severability. If any provision of this Agreement is declared invalid or unenforceable, such provision will be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision will not affect any other provision of this Agreement, and this Agreement will continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

13.9 Assignment. Neither party may assign any of its rights or obligations hereunder, whether by operation of law or otherwise, without the other party's prior written consent (not to be unreasonably withheld); provided, however, either party may assign this Agreement in its entirety (including without limitation all Service Orders), without the other party's consent to its Affiliates or in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets. Notwithstanding the foregoing, if Customer is acquired by, sells substantially all of its assets to, or undergoes a change of control in favor of, a direct competitor of CrowdEngine, then CrowdEngine may terminate this Agreement upon written notice. In the event of such a termination, CrowdEngine will refund Customer any prepaid fees covering the remainder of the term of all subscriptions. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns.

13.10 Governing Law. This Agreement, and any disputes arising out of or related hereto, will be governed exclusively by the internal laws of the State of Utah, without regard to its conflicts of laws provisions or the United Nations Convention on the International Sale of Goods.

13.11 Venue. The state and federal courts located in Salt Lake City, Utah, will have exclusive jurisdiction over any dispute relating to this Agreement, and each party consents to the exclusive jurisdiction of those courts. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION OR PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT TO THE FULLEST EXTENT PERMITTED BY LAW.

13.12 Counterparts. This Agreement may be signed in multiple counterparts, which, taken together, will be considered one original. Facsimile signatures, signatures on an electronic image (such as .PDF or .JPG format), and electronic signatures will be deemed to be original signatures.

Signed by each party's authorized representative:

CROWD ENGINE, INC.	**CUSTOMER**
By: ______________	By: [signature]
Print Name: James Borzilleri	Print Name: SHERI HAMILTON
Title: CEO	Title: COO, CTTI
Date:	Date: SEPT. 27, 2021

Service Order

This Service Order ("**Service Order**"), dated as of September 27, 2021, is entered into and made between **Crowd Engine, Inc.** (**"CrowdEngine"**) and Cardone Real Estate Acquisitions (**"Customer"**).

Both parties acknowledge that upon execution of this Service Order by both parties this Service Order will to be a valid attachment to and incorporated into the CrowdEngine Master Services Agreement by and between CrowdEngine and Customer above, (the " Service Agreement"). All other terms of the Service Agreement will remain in full force and effect. Capitalized terms used in this Service Order and not otherwise defined will have the same meaning as set forth in the body of the Service Agreement.

1. Services.

1. Services. The services provided will be as described on www.crowdengine.com which may be modified from time to time, including without limitation to include software enhancements, security updates, and maintenance. Customer agrees to have the tagline "Powered by CrowdEngine" in a font and size agreed to by the parties at the bottom of the Customer Portal.

Plan Level	Enterprise
Term	18 Months
Portal Type	Reg D and Reg A
Technology Fees	$5.00 Per Investment Reg A $10.00 Per Investment Reg D

Pricing	Price
Initial Payment	
One-Time Setup Costs • Initial Portal Build and Configuration Setup • Custom Front-End Branding (Up to 30 hours) • Onboarding & Training • Launch Support • Integration Setup (KYC, Accreditation)	$50,000
	$50,000
Subscription Fee (Monthly)	
☑ Enterprise	$5,000
	$5,000
Additional Options (Monthly)	
☑ Front End Source Code Access Only for clients with a skilled development team. This option allows for modification of the front-end source code using HTML, CSS, JS, and Liquid Templating Language. This allows for a much greater degree of customization of the portal. **IMPORTANT:** Please note we don't fix or troubleshoot your custom code, we can reset the the code to stock, or our standard development rates will apply, hence why you need your own skilled frontend developer for this option. Contact us for developer documentation.	$500
☐ Custom Feature Development -Hourly Custom software development by our expert software developers. Front-end, backend, database and server solutions like API integrations, custom workflows, etc. Estimates and deposits will be provided prior to work commencement.	$150
☐ Project Manager/Consulting - Hourly Dedicated project Manager who can work with you and your teams for custom front end development using source code access.	$75
	$500

1st Payment: **$55,500**

Total **$55,500**

2.0. Payments

2.1 Initial Payment. The initial payment for the first month of recurring fees and one time fees shall be due upon the execution of this Service Order.

2.2 Subscription Fees. Subscription Fees shall be automatically paid by ACH debit and due on the 1st day of each calendar month. Any partial periods shall be pro-rated.

2.3 Transaction Fees. Transaction Fees shall be automatically paid by ACH debit and due on the 15th day of each calendar month following the month in which they were incurred.

3. Term. The initial term ("Initial Term") of this Service Order will commence as of the date first written above and continue for 18 months. After the Initial Term the Service Order will renew on an annual basis unless either party notifies the other in writing not less than forty-five (45) days prior of its intention not to renew.

Signed by each party's authorized representative:

CROWD ENGINE, INC.	CUSTOMER
By: [signature]	By: [signature]
Print Name: James Borzilleri	Print Name: SHERI HAMILTON
Title: CEO	Title: COO, CTTI
Date:	Date: SEPT. 27, 2021

Contact Information

Primary Contact*

This should be our primary contact for all portal related inquiries. Typically a project manager or investor relations lead.

Name: Susan Schieman

Email: Susan@cardonecapital.com

Phone: 310-777-0255 ext 182

Billing Information

For any billing related question, who should be be reaching out to?

Contact Name: Naomi Curry

Contact Email: Naomi@cardonecapital.com

Contact Phone: 310-777-0255 ext 141

Billing Address: 18909 NE 29th Avenue

City: Aventura

State/Province: Florida

Zip/Postal Code: 33180

Country: United States

Required Fields *